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                                                                    Exhibit f.26



                   SECOND AMENDED AND RESTATED SWINGLINE NOTE


$10,000,000                                                      October 8, 1997

         FOR VALUE RECEIVED, the undersigned, SIRROM INVESTMENTS, INC., a corporation organized under the laws of Tennessee (the "Borrower"), hereby promises to pay to the order of FIRST UNION NATIONAL BANK (F/K/A FIRST UNION NATIONAL BANK OF TENNESSEE) (the "Bank"), at the times, at the place and in the manner provided in the Loan Agreement hereinafter referred to, the principal sum of up to Ten Million Dollars ($10,000,000), or, if less, the aggregate unpaid principal amount of all Swingline Loans disbursed by the Bank under the Loan Agreement referred to below, together with interest at the rates as in effect from time to time with respect to each portion of the principal amount hereof, determined and payable as provided in the Loan Agreement.

         This Swingline Note is a Note referred to in, and is entitled to the benefits of, the Fourth Amended and Restated Loan Agreement dated as of August 16, 1996 (as amended by the First Amendment to Loan Agreement dated as of November 19, 1996, the Second Amendment to Loan Agreement dated as of October 8, 1997, and as further amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and among the Borrower, Sirrom Capital Corporation, the guarantor (the "Parent"), the Lenders who are or may become party thereto (the "Lenders"), and First Union National Bank (f/k/a First Union National Bank of Tennessee), as Agent for the Lenders (the "Agent"). The Loan Agreement contains, among other things, provisions for the time, place and manner of payment of this Swingline Note, the determination of the interest rate borne by and fees payable in respect of this Swingline Note, acceleration of the payment of this Swingline Note upon the happening of certain stated events and the mandatory repayment of this Swingline Note under certain circumstances.

         The Borrower agrees to pay on demand all costs of collection, including reasonable attorneys' fees, if any part of this Swingline Note, principal or interest, is collected after maturity with the aid of an attorney.

         Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

         THIS SWINGLINE NOTE IS MADE AND DELIVERED IN THE STATE OF NORTH CAROLINA AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA.

         Pursuant to the Assignment and Assumption Agreement dated as of August 16, 1996 between the Parent and the Borrower, the Parent transferred all of its rights and obligations under the Third


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Amended and Restated Loan Agreement dated as of December 27, 1995, as amended, by and among the Parent, the Lenders party thereto, and the Agent, and the documents executed in connection therewith, to the Borrower, and the Borrower assumed all of such rights and obligations.

         This Note amends and restates the obligations of the Borrower under the Amended and Restated Swingline Note dated August 16, 1996 executed by the Borrower in favor of the Bank.


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         IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be executed under seal by a duly authorized officer as of the day and year first above written.


                                          SIRROM INVESTMENTS, INC.

[CORPORATE SEAL]

                                          By:________________________________
                                             Name:___________________________
                                             Title:__________________________





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